Exhibit 12


                                    TXU CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                      THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                    ------------------------------------------------ --------------------
                                                      2004      2003      2002      2001      2000     2005(a)   2004(a)
                                                      ----      ----      ----      ----      ----     -------   -------
                                                           MILLION OF DOLLARS, EXCEPT RATIOS
EARNINGS:
  Income from continuing operations before
    extraordinary gain/(loss) and cumulative
    effect of changes in accounting principles      $    81   $   566   $   105   $   532   $   560   $   406   $   128

  Add:  Total federal income taxes                       42       252        77       216       229       (26)       61
        Fixed charges (see detail below)                761       859       763       838       851       207       202
        Preferred dividends of subsidiaries               2         5         9        10        10        --        --
                                                    -------   -------   -------   -------   -------   -------   -------
             Total earnings                         $   886   $ 1,682   $   954   $ 1,596   $ 1,650   $   587   $   391
                                                    =======   =======   =======   =======   =======   =======   =======

FIXED CHARGES:

  Interest expense                                  $   705   $   791       696   $   771   $   786   $   198   $   186
  Rentals representative of the interest factor          56        68        67        67        65         9        16
                                                    -------   -------   -------   -------   -------   -------   -------
             Fixed charges deducted from earnings       761       859       763       838       851       207       202
Preferred dividends of subsidiaries (pretax)(b)           3         7        16        14        14        --        --
                                                    -------   -------   -------   -------   -------   -------   -------

             Total fixed charges                    $   764   $   866   $   779   $   852   $   865   $   207   $   202
                                                    =======   =======   =======   =======   =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES                     1.16      1.94      1.22      1.87      1.91      2.84      1.94
                                                       ====      ====      ====      ====      ====      ====      ====

(a) Results for an interim period may not give a true indication of results for a full year.
(b) Preferred/preference dividends multiplied by the ratio of pre-tax income to net income